As filed with the Securities and Exchange Commission on June 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GATEWAY, INC.

(Exact Name of registrant as Specified in its Charter)

Delaware	42-1249184
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14303 Gateway Place

Poway, California 92064

(Address of Principal Executive Offices)

Non-plan options to purchase registrant’s common stock

(Full Title of the Plan)

Michael R. Tyler, Esq.

Vice President, General Counsel and Secretary

14303 Gateway Place

Poway, California 92064

(858) 848-3401

(Name and address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share (including the associated rights to purchase Series B Junior Participating Preferred Stock) (“Common Stock”)(3)	10,000,000(4)	$3.86	$38,600,000	$4,891

(1)	This registration statement also covers such undeterminable number of additional shares of the Common Stock as may become issuable by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Stock. No additional registration fee is included for these shares.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices per share of the Common Stock reported on the New York Stock Exchange on June 7, 2004.
(3)	This registration statement also relates to rights to purchase shares of our Series B Junior Participating Preferred Stock which initially are attached to and trade together with the common stock. The value attributable to the rights, if any, is reflected in the market price of the common stock.
(4)	Represents shares subject to issuance upon the exercise of outstanding non-plan stock options granted by the registrant on March 11, 2004 in connection with registrant’s acquisition of eMachines, Inc.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or provided to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Gateway, Inc. incorporates by reference in this registration statement the following documents filed by us with the Securities and Exchange Commission:

(a)	Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-22784);

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-22784);

(c)	Current Reports on Form 8-K filed on February 3, 2004, March 11, 2004, March 12, 2004, April 2, 2004, and April 12, 2004 (File Nos. 000-22784); and

(d)	The description of the Common Stock contained in Form 8-A filed on May 15, 1997 (File No. 001-14500).

(e)	The description of the preferred stock purchase rights contained in Form 8-A filed on February 4, 2000 (File No. 001-15671).

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Michael R. Tyler, our Vice President, General Counsel and Secretary, will issue an opinion about the legality of the securities offered under this prospectus. In addition to being an officer of Gateway, Mr. Tyler currently holds vested options to purchase 111,625 shares of common stock.

Item 6. Indemnification of Directors and Officers

We are a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation shall indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Pursuant to Section 102(b)(7) of the DGCL, a corporation may provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Under our Restated Certificate of Incorporation and Bylaws, we will, to the fullest extent permitted by the DGCL, indemnify each person made or threatened to be made a party to any civil, criminal or investigative action, suit or proceeding by reason of the fact that such person is or was our director, officer or employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our Restated Certificate of Incorporation state that the indemnification provided therein is not exclusive.

We have in force an insurance policy under which our directors and officers are insured, within the limits and subject to the limitations in the policy, against certain expenses in connection with the defense of such actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
4.1	Non-Plan Stock Option Agreement between Gateway, Inc. and Wayne R. Inouye, dated March 11, 2004 (filed herewith)

5.1	Legal Opinion of Michael R. Tyler, Esq. (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Michael R. Tyler, Esq. (included in his opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included herein on the signature page of this registration statement)

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on June 10, 2004.

GATEWAY, INC.

By:	/s/ RODERICK M. SHERWOOD III
Roderick M. Sherwood III Senior Vice President and Chief Financial Officer

Each of the undersigned constitutes and appoints Roderick M. Sherwood III, Michael R. Tyler, Stephanie G. Heim and Robert M. Saman, or any one of them, as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, in the undersigned’s name, place and stead, in any and all capacities to sign a registration statement on Form S-8 and any and all amendments (including pre-effective and post-effective amendments) to such registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 10, 2004	/s/ WAYNE R. INOUYE
Wayne R. Inouye President, Chief Executive Officer and Director (Principal Executive Officer)

Date: June 10, 2004	/s/ RODERICK M. SHERWOOD III
Roderick M. Sherwood III Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Date: June 10, 2004	/s/ KELLI A. RICHARD
Kelli A. Richard Vice President & Controller (Principal Accounting Officer)

Date: June 10, 2004	/s/ THEODORE W. WAITT
Theodore W. Waitt Chairman of the Board

Date: June 10, 2004	/s/ CHARLES G. CAREY
Charles G. Carey Director

Date: June 10, 2004	/s/ GEORGE H. KRAUSS
George H. Krauss Director

Date: June 10, 2004	/s/ DOUGLAS L. LACEY
Douglas L. Lacey Director

Date: June 10, 2004	/s/ RICHARD D. SNYDER
Richard D. Snyder Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Non-Plan Stock Option Agreement between Gateway, Inc. and Wayne R. Inouye, dated March 11, 2004 (filed herewith)

5.1	Legal Opinion of Michael R. Tyler, Esq. (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Michael R. Tyler, Esq. (included in his opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included herein on the signature page of this registration statement)